Exhibit 5

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

May 17, 2007

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31201

Re:	Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) filed on May 17, 2007 (Registration No. 333- )

Ladies and Gentlemen:

We have acted as special counsel to Security Bank Corporation, a Georgia corporation (the “Company”), in connection with the preparation and filing of the above-referenced Registration Statement of Form S-4 of the Company (as amended, the “Registration Statement”) relating to up to 2,634,883 shares of the Company’s common stock, $1.00 par value (the “Common Stock”), of the Company to be issued in connection with the merger of First Commerce Community Bankshares, Inc., a Georgia corporation (“First Commerce”), with and into the Company

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined the relevant corporate and other documents, and made such other examinations of matters of law and of fact as we have considered appropriate or advisable for purposes of this opinion. In our examination, we have, with your consent, assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. We have, with your consent, relied upon the statements contained in the Registration Statement and statements of officers of the Company, and we have made no independent investigation with regard thereto.

Our opinion as set forth below is limited to the laws of the State of Georgia and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	The Atlantic Building 950 F Street, NW Washington, DC 20004-1404 202-756-3300 Fax: 202-756-3333

Security Bank Corporation

May 17, 2007

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Common Stock is or will be, upon issuance, legally authorized and, when the Registration Statement has been declared effective by order of the Commission and the Common Stock has been issued and paid for under the terms and conditions set forth in the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

/s/ Alston & Bird LLP